Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. INTRODUCES NEW DVM-250 PRO

PROFESSIONAL QUALITY EVENT RECORDER DESIGNED FOR USE IN

TRANSPORTATION INDUSTRY

COMPANY UPDATES GUIDANCE FOR 2008 OPERATING RESULTS

OVERLAND PARK, Kansas (May 1, 2008) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, announced at its Annual Meeting of Shareholders earlier today the introduction of its new DVM-250 Pro, the first in a series of professional-quality event recorders being developed for the transportation Industry.

Event recorders, such as the DVM-250 Pro, automatically record and store audio from inside and video from both inside and outside of vehicles. Thus, in the case of an abrupt change in acceleration, such as during a wreck, sudden stop, or other violent maneuver, the event is automatically recorded. To ensure that the cause of the event is captured on video, the DVM-250 Pro constantly records a 30-second loop. Thus, the recorder captures activities inside and outside the vehicle for 30 seconds prior to a triggering event, as well as during and after the event. Digital Ally has leveraged its law enforcement experience in development of the DVM-250 Pro. Unlike “consumer spec” models, the DVM-250 Pro provides inputs for external triggers and sensors, better video, accurate timing of recorded data, and other professional level enhancements.

Digital Ally, Inc., a leader in digital video technology that commercially introduced the successful DVM-500 In-Car Digital Rearview Mirror System into the law enforcement market in early 2006, has utilized the same design philosophy and technology for the transportation industry. The DVM-250 Pro is completely integrated into a rearview mirror and can therefore be easily installed in any type of vehicle by simply removing the existing mirror and installing the DVM-250 Pro in its place. This allows the DVM-250 Pro to be integrated with modern vehicle interiors without taking up space that might cause a hazard or detracting from the desired atmosphere inside the vehicle.

“Event recorders are used by companies with vehicle fleets in a number of different industries, including taxicab, bus, limousine, and motor coach operators; utility, telecommunication, package delivery, and distribution companies; government agencies; and even personal vehicles,” noted Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “Uses of such recorders include driver training, personal protection and monitoring, protection against liability and workman’s compensation claims, and personal documentation of events. In the aggregate, we believe the market for event recorders in the transportation industry is larger than the law enforcement market that we have targeted so successfully with our DVM-500. We anticipate that Digital Ally will begin delivering DVM-250 Pro systems to customers in the third quarter of 2008.”

On April 30, 2008, the Company hosted an investor conference call to discuss its first quarter operating results and other topics. During the call, the Company reaffirmed its previous guidance that revenue should approximate $40 million and estimated that its operating margins would approximate 29% of revenue in the year ending December 31, 2008.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus involves Digital Video Imaging and Storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to have all of its new product offerings perform as planned or advertised; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the DVM-250 Pro; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; its ability to continue to increase revenue and profits, including the achievement of approximately $40 million in revenues and 29% operating margins in 2008; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-KSB filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com